Exhibit 107

Calculation of Filing Fee Tables (1)

424(b)(5)

(Form Type)

Eversource Energy

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	5.85% Senior Notes, Due 2031	457	(r)	$700,000,000	99.984%	$699,888,000	0.00014760	$103,303.47
	Debt	5.95% Senior Notes, Due 2034	457	(r)	$700,000,000	99.723%	$698,061,000	0.00014760	$103,033.80
Fees Previously Paid	–	–	–		–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–		–	–	–	–	–	–	–	–	–
	Total Offering Amounts						$1,397,949,000		$206,337.27
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$206,337.27

(1)	These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” table in Eversource Energy’s Registration Statement on Form S-3 (File No. 333-264278), which was filed on April 13, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.